Exhibit 99.1

July 30, 2012

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports second quarter of 2012 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter of 2012. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Second Quarter Results

The Company reported revenues of $66.8 million for the second quarter of 2012, a decrease of $6.1 million, or 8.4% compared to the second quarter of 2011 revenues of $72.9 million. The Company generated operating income of $13.5 million compared to $16.8 million for the second quarter of 2011, representing a decrease of $3.3 million, or 19.6%, from the second quarter of 2011 results. This decline in operating income is primarily attributable to the decrease in revenues and increases in the Company’s compensation-related costs and expenses associated with, in part, the growth in headcount of 80 net new associates over the past twelve months, and increased operating, administrative and other costs such as occupancy costs and travel and entertainment, which are also related, in part, to the Company’s headcount growth, and costs related to office expansion. These cost increases are offset by a decrease in performance based incentive compensation accruals and decreased stock compensation expense primarily related to mark-to-market adjustments on liability based stock awards revalued each quarter.

Interest and other income, net, totaled $5.3 million in the second quarter of 2012, a slight decrease of $61,000, or 1.1%, as compared to $5.4 million in the second quarter of 2011.

HFF reports second quarter 2012 financial results

The Company recorded income tax expense of $7.8 million in the second quarter of 2012, compared to $8.6 million in the second quarter of 2011, a decrease of $0.8 million, or 9.2%, which is primarily due to the lower income before income taxes earned in the second quarter of 2012 compared to the second quarter of 2011.

The Company reported net income attributable to controlling interest for the quarter ended June 30, 2012 of $10.9 million (after a downwards adjustment to net income of approximately $0.1 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with a net income attributable to controlling interest of $12.9 million for the quarter ended June 30, 2011 (after a downwards adjustment to net income of approximately $0.6 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended June 30, 2012 was $0.29 per diluted share compared to $0.35 per diluted share for the second quarter of 2012, a decrease of 17.1%.

EBITDA and Adjusted EBITDA (non-GAAP measures whose reconciliation to net income can be found within this release) for the second quarter of 2012 were $20.1 million and $18.5 million, respectively, which represent a decrease of $3.1 million, or 13.2%, and a decrease of $4.3 million, or 18.8%, respectively, as compared to $23.1 million and $22.8 million in the second quarter of 2011. This decrease in EBITDA and Adjusted EBITDA is primarily attributable to the decrease in operating income as discussed above.

Six Month Results

The Company reported revenues of $118.6 million for the six months ended June 30, 2012, an increase of $3.8 million, or 3.3%, compared to revenues of $114.8 million during the same period in 2011. Operating income for the six months ended June 30, 2012 was $16.2 million compared to $21.1 million for the six months ended June 30, 2011, representing a decrease of $4.8 million or 23.0%. This decline in operating income is primarily attributable to the increase in the Company’s compensation-related costs and expenses associated with, in part, the growth in headcount of 80 net new associates over the past twelve months; increased operating, administrative and other costs such as travel and entertainment and supplies, research and printing, which are also related, in part, to the increased revenues, our headcount growth, and costs related to office expansion; and higher depreciation and amortization costs.

HFF reports second quarter 2012 financial results

The Company reported net income attributable to controlling interest for the six month period ended June 30, 2012 of $14.1 million (after a downwards adjustment to net income of $0.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), compared with $16.9 million for the six month period ended June 30, 2011 (after a downwards adjustment to net income of $0.9 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the six month period ended June 30, 2012 was $0.38 per diluted share, as compared to net income attributable to controlling interest of $0.47 per diluted share for the same period in 2011, a decrease of 19.1%.

EBITDA and Adjusted EBITDA (non-GAAP measures whose reconciliation to net income can be found within this release) for the first six months of 2012 were $27.2 million and $25.8 million, respectively, which represent a decrease of $4.1 million, or 13.1%, and a decrease of $4.3 million, or 14.4%, respectively, as compared to $31.3 million and $30.1 million for the first six months of 2011. This decrease in EBITDA and Adjusted EBITDA is primarily attributable to the decrease in operating income as discussed above.

HFF reports second quarter 2012 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$66,754	$72,897	$118,632	$114,833

Operating expenses:
Cost of services	37,487	40,111	69,854	65,521
Operating, administrative and other	14,483	15,004	29,722	26,264
Depreciation and amortization	1,318	1,032	2,834	1,987

Total expenses	53,288	56,147	102,410	93,772

Operating income	13,466	16,750	16,222	21,061

Interest and other income, net	5,300	5,361	8,136	8,228
Interest expense	(12)	(7)	(21)	(17)
(Increase) decrease in payable under the tax receivable agreement	—	—	(9)	—

Income before income taxes	18,754	22,104	24,328	29,272

Income tax expense	7,824	8,616	10,001	11,437

Net income	10,930	13,488	14,327	17,835

Net income attributable to noncontrolling interest (1)	75	631	196	929

Net income attributable to controlling interest	$10,855	$12,857	$14,131	$16,906

Earnings per share—basic	$0.29	$0.36	$0.38	$0.47
Earnings per share—diluted	$0.29	$0.35	$0.38	$0.47

EBITDA	$20,084	$23,143	$27,183	$31,276

Adjusted EBITDA	$18,489	$22,780	$25,765	$30,113

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

HFF reports second quarter 2012 financial results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended June 30,
By Platform	2012		2011
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$5,865,010	206	$6,454,845	193
Investment Sales	2,757,832	89	2,621,508	96
Structured Finance	594,717	25	217,257	16
Loan Sales	428,749	13	605,038	20

Total Transaction Volume	$9,646,308	333	$9,898,648	325

Average Transaction Size	$28,968		$30,457

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,644,000		$2,080,500
Loan Servicing Portfolio Balance	$28,815,314	2,162	$25,753,860	2,083

Production volumes for the second quarter of 2012 totaled approximately $9.6 billion on 333 transactions, representing a decrease in production volumes of approximately $0.3 billion, or 2.5%, and an increase of 2.5% in the number of transactions when compared to second quarter of 2011 production of approximately $9.9 billion on 325 transactions. The average transaction size for the second quarter of 2012 was $29.0 million, approximately 4.9% lower than the comparable figure of approximately $30.5 million for the second quarter of 2011.

•	Debt Placement production volume was approximately $5.9 billion in the second quarter of 2012, representing a decrease of 9.1% from second quarter of 2011 volume of approximately $6.5 billion.

•	Investment Sales production volume was approximately $2.8 billion in the second quarter of 2012, representing an increase of 5.2% over second quarter of 2011 volume of approximately $2.6 billion.

•	Structured Finance production volume was approximately $594.7 million in the second quarter of 2012, an increase of 173.7% over the second quarter of 2011 volume of approximately $217.3 million.

•	Loan Sales production volume was approximately $428.7 million for the second quarter 2012, a decrease of 29.1% from the second quarter 2011 volume of $605.0 million.

•	At the end of the second quarter of 2012, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue

HFF reports second quarter 2012 financial results

was approximately $1.6 billion compared to approximately $2.1 billion at the end of the second quarter of 2011, representing a 21.0% decrease.

•

The principal balance of the Company’s Loan Servicing portfolio increased by approximately $3.1 billion, or 11.9% to approximately $28.8 billion at the end of the second quarter of 2012 from $25.8 billion at the end of the second quarter of 2011.

Six Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2012		2011
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$10,576,735	367	$8,707,313	305
Investment Sales	5,552,695	160	5,445,861	156
Structured Finance	754,790	34	323,461	21
Loan Sales	564,932	21	802,063	26

Total Transaction Volume	$17,449,152	582	$15,278,698	508

Average Transaction Size	$29,981		$30,076

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,644,000		$2,080,500
Loan Servicing Portfolio Balance	$28,815,314	2,162	$25,753,860	2,083

Production volumes for the six months ended June 30, 2012 totaled approximately $17.4 billion on 582 transactions, representing a 14.2% increase in production volume and a 14.6% increase in the number of transactions when compared to the production volumes of approximately $15.3 billion on 508 transactions for the comparable period in 2011. The average transaction size for the six months ended June 30, 2012 was $30.0 million, representing a 0.3% decrease from the comparable figure of $30.1 million in the first six months of 2011.

HFF reports second quarter 2012 financial results

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their respective highest levels since the Company went public in January 2007, which is the third consecutive quarter we achieved these high-water marks. The Company’s total employment reached 541 as of June 30, 2012, which represents a net increase of 80, or 17.4% over the comparable total of 461 as of June 30, 2011. HFF’s total number of producers reached 214 as of June 30, 2012, which represents a net increase of 37, or 20.9% over the comparable total of 177 as of June 30, 2011. The increase in the total number of associates and producers over the past twelve months is due to the strategic addition of numerous new transaction teams located in our Dallas, TX, Denver, CO, Los Angeles, CA, Portland, OR, and Washington D.C. offices; the opening of new office locations in Orlando, FL and Denver, CO; and the promotion of a number of analysts to producer status as well as the recruitment of a number of individual transaction professionals. This significant growth in both employee and producer headcount over the past eighteen months illustrates the Company’s commitment and investment to take advantage of strategic opportunities as they arise in an effort to better serve its clients and grow its market share.

“Due primarily to the ongoing unprecedented quantitative easing by the U.S. Federal Reserve and other global central banks, we continue to see improvement in most sectors of the U.S. commercial real estate capital markets, especially in the public markets. Although there have been minor temporary pullbacks along the way, these improved conditions coupled with a slowly-improving economy continue to benefit certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core and core plus properties in the major tier one markets and distressed assets in select major markets,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“That said, there remain numerous headwinds which have the potential to negatively impact these improving conditions in the global economy and in the U.S. capital and commercial real estate markets. Global concerns, such as the Eurozone’s continuing inability to solve its sovereign debt crisis and the inter-related capital issues in the majority of the European banks, the continued unrest and tensions in the Middle East, sovereign debt concerns in the U.S. coupled with serious budget issues at the federal, state and local

HFF reports second quarter 2012 financial results

levels combined with continuing high unemployment levels, have the potential to derail the slowly-improving economic and capital market conditions in the U.S. Generally speaking, the U.S. commercial real estate property level fundamentals, while continuing to improve in select major markets and in select property types such as multi-housing, remain soft, and they may also be vulnerable to what appears to be a slowing economy. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain soft for select property types, especially in secondary and tertiary markets throughout 2012. These aforesaid headwinds have the potential to adversely impact transaction volumes relative to past historical norms in the U.S.,” said Mr. Pelusi.

“Since January 1, 2010, we have been continuously investing in our business and aggressively pursuing our strategic growth initiatives through both organic promotions and recruitment. During this period we have grown our headcount by more than 44% with the addition of a net total of 165 new, highly talented associates, including 55 new transaction professionals. In the past twelve months alone, we have grown our head count by 17.4% with the addition of a net total of 80 new, high-quality, talented associates, including 37 net new producers (a 20.9% increase). Our current headcount of 541 associates, including 214 transaction professionals and our total net growth in associates and producers during the second quarter of 2012 when compared to past comparable periods since going public, are all new high-water marks for the Company. We believe our prudent investment in these talented associates combined with the continued mentoring of our current team of high-quality, talented associates by our Leadership Team will continue to pay long term dividends, enabling us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share, and take advantage of the forecasted transaction volumes that are likely to arise from the more than $1.7 trillion of commercial real estate loans that are set to mature between now and 2017,” said Mr. Pelusi.

“Based on our transaction volumes of $9.6 billion and $17.4 billion, respectively, in the second quarter and first six months of 2012, as well as our head count growth of new associates and producers, we believe we again grew our market share when compared to the industry. During the second quarter of 2012, we generated revenues of $66.8 million, which was our fifth highest revenue quarter since going public, achieved EBITDA and Adjusted EBITDA of $20.1 million and $18.5 million, respectively, with margins of

HFF reports second quarter 2012 financial results

30.1% and 27.7%, respectively, which were significant achievements in light of our headcount growth and the global macro environment we were operating in. Also, during the second quarter of 2012, we further strengthened our balance sheet when compared to the second quarter in 2011, and we significantly increased our cash and cash equivalent position by over $45 million to more than $148 million when compared to our cash and cash equivalent position of $102.6 million in the second quarter of 2011. Despite the fact that we were benchmarking against the second quarter of 2011, which was the third highest revenue quarter for the Company since going public in 2007, as well as our significant headcount growth over the comparable period in 2011, we were very pleased with our strong results for the second quarter and first six months of 2012,” said Mr. Pelusi.

“We believe our 214 transaction professionals, who have an average tenure of approximately 17.1 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our Leadership Team, will enable us to continue to provide value-add winning solutions for our clients as they navigate these constantly changing inefficient capital markets. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. Finally, we would like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measures

This earnings press release contains two non-GAAP measures, EBITDA and Adjusted EBITDA, which, as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA and Adjusted EBITDA Reconciliation.”

HFF reports second quarter 2012 financial results

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter and first six months 2012 financial results on Tuesday, July 31st, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-831-6270 in the U.S. and 617-213-8858 for international callers approximately 10 minutes prior to the start of the call and enter participant code 33032408. A replay will become available after 10:30 a.m. Eastern Time on July 31st and will continue through August 31st, 2012, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 61058835.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, July 31st, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 21 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt

HFF reports second quarter 2012 financial results

markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and restricted cash	$148,537	$141,843
Accounts receivable, receivable from affiliate and prepaids	7,988	3,918
Mortgage notes receivable	327,292	154,449
Property, plant and equipment, net	5,350	4,315
Deferred tax asset, net (2)	153,873	155,780
Intangible assets, net	17,977	16,849
Other noncurrent assets	1,149	1,297

Total assets	$662,166	$478,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$327,292	$154,449
Accrued compensation, accounts payable and other current liabilities	28,461	39,725
Long-term debt (includes current portion)	692	569
Deferred rent credit and other liabilities	4,711	3,508
Payable under the tax receivable agreement (2)	154,230	149,800

Total liabilities	515,386	348,051
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 36,930,702 and 35,983,965 shares outstanding, respectively	369	360
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	69,990	64,049
Treasury stock	(1,055)	(490)
Retained earnings	77,045	62,914

Total parent stockholders’ equity	146,349	126,833
Noncontrolling interest (2)	431	3,567

Total equity	146,780	130,400

Total liabilities and stockholders’ equity	$662,166	$478,451

HFF reports second quarter 2012 financial results

Notes

(1)	The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

(2)

During the six months ending June 30, 2012, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 863,947 units in each of the Operating Partnerships for 863,947 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $5.2 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $4.4 million. Additionally, due to the exchange transactions that occurred during the six month period ended June 30, 2012, the Company acquired an additional 2.4% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $9,000 and increased its additional paid in capital by $2.3 million while decreasing the noncontrolling

HFF reports second quarter 2012 financial results

interest by $2.3 million to reflect the ownership change. As of June 30, 2012, the Company owned 99.6% of the Operating Partnerships.

EBITDA and Adjusted EBITDA Reconciliation

The Company defines EBITDA as net income attributable to controlling interest before interest expense, income tax expense, depreciation and amortization and net income attributable to the noncontrolling interest. Adjusted EBITDA is defined as EBITDA, adjusted to exclude: i) income from the initial recording of mortgage servicing rights acquired and retained; ii) stock-based compensation expense; and iii) (increase) decrease in payable under the tax receivable agreement. The Company uses EBITDA and Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate its overall operating performance. However, both EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA and Adjusted EBITDA as useful tools to assist in evaluating performance because they eliminate items related to capital structure and taxes, including, with respect to Adjusted EBITDA, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining EBITDA and Adjusted EBITDA. The items that the Company has eliminated from net income attributable to controlling interest in determining EBITDA are interest expense, income tax expense, depreciation of fixed assets and amortization of intangible assets, and net income attributable to the noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs, and (iii) depreciation and amortization are necessary elements of the Company’s costs.

HFF reports second quarter 2012 financial results

The items that the Company has eliminated from EBITDA in determining Adjusted EBITDA are: (i) stock-based compensation expense, which is a non-cash charge, (ii) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (iii) the increase (decrease) in payable under the tax receivable agreement which represents changes in a liability recorded on the Company’s consolidated balance sheet that is determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA and/or Adjusted EBITDA as a performance measure and also considers its GAAP results. EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to EBITDA and Adjusted EBITDA for the Company for the three and six months ended June 30, 2012 and 2011:

HFF reports second quarter 2012 financial results

EBITDA and Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to controlling interest	$10,855	$12,857	$14,131	$16,906
Add:
Interest expense	12	7	21	17
Income tax expense	7,824	8,616	10,001	11,437
Depreciation and amortization	1,318	1,032	2,834	1,987
Net income attributable to noncontrolling interest	75	631	196	929

EBITDA	$20,084	$23,143	$27,183	$31,276

Adjustments:
Stock-based compensation (a)	195	798	1,842	1,421
Initial recording of mortgage servicing rights	(1,790)	(1,161)	(3,269)	(2,584)
Increase (decrease) in payable under the tax receivable agreement	—	—	9	—

Adjusted EBITDA	$18,489	$22,780	$25,765	$30,113

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation bonus plan or office profit participation bonus plans that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ending June 30, 2012, for further information regarding the Company’s accounting policies relating to its firm profit participation bonus plan and office profit participation bonus plans.

Stock-based compensation expense for the three and six month periods ended June 30, 2012 reflects $0.3 million and $0.5 million expense, respectively, recognized during such periods that was associated with restricted stock granted in March 2012 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2011. Stock-based payments under such plans were first made in 2012 in respect of 2011. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ending June 30, 2012, for further information regarding the Company’s accounting policies relating to its stock compensation.

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